Exhibit 99.1

Press Release

Niska Gas Storage Partners LLC to Participate in 2013 NAPTP MLP Annual Investor Conference

HOUSTON, Texas - May 16, 2013 — Niska Gas Storage Partners LLC (NYSE:NKA) today announced that it will be participating in the 2013 National Association of Publicly Traded Partnerships (“NAPTP”) Annual Investor Conference being held on May 22 and 23, 2013 at the Hilton Stamford Hotel and Executive Meeting Center in Stamford, Connecticut.

At the conference, Simon Dupéré, Chief Executive Officer, Executive Vice President and Vance Powers, Chief Financial Officer, are expected to deliver a presentation and conduct one-on-one meetings with institutional investors.

Niska will post its presentation under the “Investor Center” tab of its website the morning of Tuesday, May 21, 2013. A webcast will be available through Niska’s website, and through the following link:

http://www.wsw.com/webcast/naptp6/nka

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts for gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts for approximately 225.5 Bcf of gas storage capacity.

SOURCE: Niska Gas Storage Partners LLC
Niska Gas Storage Partners LLC
Investor Relations: Brandon Tran, 403-513-8600